Exhibit 99

	RE:	Hardinge Inc.
One Hardinge Drive
Elmira, NY 14902
(Nasdaq: HDNG)

AT THE COMPANY:
J. Patrick Ervin	Charles R. Trego, Jr.
Chairman, President & CEO	Sr. Vice President & CFO
(607) 378-4420	(607) 378-4202

HARDINGE REPORTS 4TH QUARTER AND FULL-YEAR INCOME

•                  Fourth Quarter Net Sales of $78.5 million, an increase of 9% versus prior year

•                  Fourth Quarter Net Income of $1.9 million versus $2.2 million in prior year

•                  2005 Net Sales of $289.9 million, an increase of 25% versus prior year

•                  2005 Net Income of $7.0 million versus $4.4 million in prior year

•                  Declares Quarterly Dividend of $0.03 per share

ELMIRA, N.Y., February 16, 2006 — Hardinge Inc. (NASDAQ: HDNG), a leading provider of advanced material-cutting solutions, today reported operating performance for the fourth quarter and full year 2005 compared to the same periods in 2004.

Net sales for the fourth quarter of 2005 were $78.5 million, an increase of 9%, compared to $72.2 million of net sales for the fourth quarter of 2004. Net sales for the full year of 2005 were $289.9 million, an increase of 25%, compared to $232.1 million of net sales for the full year of 2004.

Net income for the fourth quarter of 2005 was $1.9 million, or $0.21 per basic and diluted share, compared to $2.2 million, or $0.25 per basic and diluted share, in the fourth quarter of 2004. Net income for the full year of 2005 was $7.0 million, or $0.80 per basic and $0.79 diluted share, compared to $4.4 million, or $0.50 per basic and diluted share, for the full year of 2004.

J. Patrick Ervin, Chairman, President and Chief Executive Officer, commented, “We are pleased with our financial performance in 2005. We achieved a 25% increase in net sales while increasing our net income by over 59% for the full year 2005 as compared to 2004. From a strategic perspective, we completed several key initiatives that broadened our product offering and expanded our business geographically in terms of sales, marketing, manufacturing, and engineering.”

The following table summarizes the Company’s sales by geographical region for the three and twelve-month periods ended December 31, 2005 and 2004, respectively:

	(U.S. dollars in thousands)
	Three Months Ended			Year Ended
	December 31,			December 31,
	2005	2004	% Change	2005	2004	% Change
Sales to Customers in:
North America	$30,109	$30,225	0%	$105,851	$93,272	13%
Europe	31,163	28,814	8%	116,723	93,017	25%
Asia & Other	17,233	13,162	31%	67,351	45,765	47%
	$78,505	$72,201	9%	$289,925	$232,054	25%

Worldwide sales have continued to improve over 2004, driven significantly by shipments of new Bridgeport products which we acquired at the end of 2004, coupled with an improvement in manufacturing activity throughout the world. New Bridgeport products accounted for approximately 17% of total net sales during both the fourth quarter and full year of 2005. The translation of foreign currencies had a negative impact on net sales of $3.2 million in the fourth quarter of 2005 and had a favorable impact on sales of $0.5 million in the full year of 2005.

The following table summarizes the Company’s orders by geographical region for the three and twelve-month periods ended December 31, 2005 and 2004, respectively:

	(U.S. dollars in thousands)
	Three Months Ended			Year Ended
	December 31,			December 31,
	2005	2004	% Change	2005	2004	% Change
Orders from Customers in:
North America	$26,775	$28,340	(6)%	$110,198	$100,636	10%
Europe	30,926	29,670	4%	123,212	91,895	34%
Asia & Other	12,479	26,219	(52)%	56,985	63,147	(10)%
	$70,180	$84,229	(17)%	$290,395	$255,678	14%

Orders for the fourth quarter of 2005 were $70.2 million, a decrease of 17%, compared to $84.2 million in the fourth quarter of 2004. Orders for the full year of 2005 were $290.4 million, an increase of 14%, compared $255.7 million in the full year of 2004. The comparison of orders for the fourth quarter of 2005 to 2004 is difficult due to the acquisition of Bridgeport late in the fourth quarter of 2004. That acquisition resulted in the conversion of $22 million in orders from Bridgeport backlog to Hardinge, resulting in a one-time increase in new orders for the fourth quarter 2004.

The Company’s consolidated backlog at December 31, 2005 was $66.8 million, or 1% above the December 31, 2004 backlog of $66.3 million.

Gross margin percentage for the fourth quarter of 2005 was 33.1% of sales compared to 31.4% of sales in the fourth quarter of 2004. The gross margin percentage for the full year of 2005 was 31.1% of sales compared to 30.0% of sales for full year of 2004. The gross margin percentage increase for both the fourth quarter and full year of 2005 was attributable to changes in product mix and better utilization of our manufacturing operations.

Selling, general, and administrative (SG&A) expenses were $22.7 million, or 28.9% of sales, for the fourth quarter of 2005, an increase of $5.5 million, compared to $17.2 million, or 23.8% of sales, for the fourth quarter of 2004. The increase in SG&A for the fourth quarter includes the following:  $1.0 million was due to the addition of two new sales, service, and technical centers located in the UK and Holland to support the Bridgeport acquisition, $1.1 million was driven by increased promotional and support costs in China, $0.7 million was an increase in reserve for uncollectible notes receivable, and $0.4 million resulted from an increase in workers’ compensation expenses. SG&A expenses were $74.7 million, or 25.8% of sales, for the full year of 2005, an increase of $17.5 million, compared to $57.2 million, or 24.6% of sales, for the full year of 2004. The increase in SG&A for the full year includes the following: $8.8 million was due to the addition of two new sales, service, and technical centers located in the UK and Holland to support the Bridgeport acquisition, $0.8 resulted from increased commission expense due to higher sales, $1.9 million was driven by increased promotional and support costs in China, and an increase in provision for uncollectible notes receivable of $1.5 million.

Interest expense increased due to higher average borrowings, which in part resulted from the acquisition of Bridgeport assets at the end of 2004. Increased sales of Bridgeport products have driven a corresponding increase in working capital in 2005.

For the fourth quarter of 2005, an income tax benefit of $0.5 million was realized as compared to an income tax provision of $1.8 million for the fourth quarter of 2004. Included in the fourth quarter of 2005 were non-cash reductions in certain income tax valuation allowances and accruals in the amount of $1.2 million. The effective income tax rate for 2005 was 20% as compared to 34% for 2004. Of the decrease in the effective income tax rate of 14 percentage points for 2005 as compared to 2004, 11.5 percentage points was due to the non-cash reductions in certain income tax valuation allowances and accruals recorded in the fourth quarter of 2005 and 2.5 percentage points resulted from the changes in income tax expense due to changes in the mix of pretax income by country in 2005 as compared to 2004.

Mr. Ervin further commented, “We are pleased with what we were able to accomplish in 2005. We started the year having just completed the acquisition of the intellectual property and designs of Bridgeport Machine Ltd. We finished 2005 with the buyout of our minority partner in Hardinge Taiwan and the completion of the purchase of the design rights to the Bridgeport knee mill product line. Throughout the year, we expanded our manufacturing and distribution capabilities in China and other key markets. We experienced an exciting year in 2005 and believe we are well positioned to make 2006 even better.”

The Company also announced that its Board of Directors has declared a cash dividend of $0.03 per share on the Company’s common stock. The dividend is payable on March 10, 2006 to stockholders of record as of March 1, 2006.

The Company will host its usual conference call at 10:00 am today to discuss these results. The call can be accessed via the Internet live or as a replay at www.earnings.com. The archive will be available for replay for 14 days following the call.

Hardinge Inc., founded more than 100 years ago, is an international leader in providing the latest industrial technology to companies requiring material-cutting solutions. The Company designs and manufactures computer-numerically controlled metal-cutting lathes, machining centers, grinding machines, collets, chucks, indexing fixtures, and other industrial products. The Company has manufacturing operations in the United States, Switzerland, Taiwan and China and distributes machines in all major industrialized countries of the world. Hardinge’s common stock trades on NASDAQ under the symbol “HDNG.”  For more information, please visit the Company’s website at www.hardinge.com.

This news release contains statements of a forward-looking nature relating to the financial performance of Hardinge Inc. Such statements are based upon information known to management at this time. The company cautions that such statements necessarily involve uncertainties and risk, and deal with matters beyond the company’s ability to control and in many cases the company cannot predict what factors would cause actual results to differ materially from those indicated. Among the many factors that could cause actual results to differ from those set forth in the forward-looking statements are fluctuations in the machine tool business cycles, changes in general economic conditions in the U.S. or internationally, the mix of products sold and the profit margins thereon, the relative success of the company’s entry into new product and geographic markets, the company’s ability to manage its operating costs, actions taken by customers such as order cancellations or reduced bookings by customers or distributors, competitors’ actions such as price discounting or new product introductions, governmental regulations and environmental matters, changes in the availability and cost of materials and supplies, the implementation of new technologies and currency fluctuations. Any forward-looking statement should be considered in light of these factors. The company undertakes no obligation to revise its forward-looking statements if unanticipated events alter their accuracy.

– Financial Tables Follow –

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004

Net sales	$78,505	$72,201	$289,925	$232,054
Cost of sales	52,493	49,551	199,642	162,376
Gross profit	26,012	22,650	90,283	69,678

Selling, general and administrative expenses	22,691	17,194	74,723	57,184
Income from operations	3,321	5,456	15,560	12,494

Interest expense	1,275	806	4,284	2,660
Interest (income)	(176)	(224)	(569)	(533)
Income before income taxes and minority interest in (profit) of consolidated subsidiary	2,222	4,874	11,845	10,367
Income taxes	(517)	1,752	2,373	3,542
Minority interest in (profit) of consolidated subsidiary	(862)	(915)	(2,466)	(2,433)
Net income	1,877	2,207	7,006	4,392

Retained earnings at beginning of period	102,608	96,158	98,277	94,150
Less dividends declared	266	88	1,064	265
Retained earnings at end of period	$104,219	$98,277	$104,219	$98,277

Per share data:

Basic earnings per share:	$0.21	$0.25	$0.80	$0.50
Weighted average number of common shares outstanding	8,767	8,742	8,761	8,745

Diluted earnings per share:	$0.21	$0.25	$0.79	$0.50
Weighted average number of common shares outstanding	8,824	8,784	8,822	8,773

Other Financial Data:

Gross margin	33.1%	31.4%	31.1%	30.0%
Operating margin	4.2%	7.6%	5.4%	5.4%
Capital expenditures	1,265	3,009	5,402	5,861
Depreciation and amortization	1,821	2,258	8,309	8,980

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In Thousands, except preferred and common share and per share amounts)

	December 31,	December 31,
	2005	2004

Assets

Current assets:
Cash	$6,552	$4,189
Accounts receivable, net	67,963	65,005
Notes receivable, net	4,060	6,946
Inventories	116,764	100,738
Deferred income tax	265	—
Prepaid expenses	6,921	6,509
Total current assets	202,525	183,387

Property, plant and equipment:
Property, plant and equipment	171,516	172,743
Less accumulated depreciation	104,640	105,968
Net property, plant and equipment	66,876	66,775

Other assets:
Notes receivable	3,683	6,445
Deferred income taxes	455	427
Intangible pension asset	247	304
Other intangible assets	7,438	7,551
Goodwill	17,699	20,376
Other long term assets	1,561	1,046
	31,083	36,149

Total assets	$300,484	$286,311

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In Thousands, except preferred and common share and per share amounts)

	December 31,	December 31,
	2005	2004

Liabilities and shareholders’ equity

Current liabilities:
Accounts payable	$26,737	$25,404
Notes payable to bank	3,803	2,762
Accrued expenses	19,920	18,670
Accrued pension expense	2,375	1,541
Accrued income taxes	3,223	4,230
Deferred income taxes	2,592	3,706
Other current liabilities	5,129	—
Current portion of long-term debt	12,955	4,893
Total current liabilities	76,734	61,206

Other liabilities:
Long-term debt	50,356	35,213
Accrued pension expense	19,731	15,909
Deferred income taxes	2,571	3,208
Accrued postretirement benefits	5,985	5,927
Derivative financial instruments	1,709	5,502
Other liabilities	4,405	3,225
	84,757	68,984

Equity of minority interest	—	6,121

Shareholders’ equity:
Preferred stock, Series A, par value $.01 per share; Authorized 2,000,000; but unissued at December 31, 2005 and December 31, 2004.
Common stock, $.01 par value:
Authorized shares - 20,000,000; Issued shares – 9,919,992 at December 31, 2005 and December 31, 2004	99	99
Additional paid-in capital	60,387	60,538
Retained earnings	104,219	98,277
Treasury shares – 1,063,287 at December 31, 2005 and 1,090,941 shares at December 31, 2004.	(13,697)	(14,119)
Accumulated other comprehensive (loss) income	(11,029)	6,230
Deferred employee benefits	(986)	(1,025)
Total shareholders’ equity	138,993	150,000

Total liabilities and shareholders’ equity	$300,484	$286,311

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

	Year Ended
	December 31,
	2005	2004

Operating activities
Net income	$7,006	$4,392
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	8,309	8,980
Provision for deferred income taxes	(1,333)	(420)
Minority interest	2,466	2,433
Foreign currency transaction loss	(1,490)	(722)
Changes in operating assets and liabilities:
Accounts receivable	(6,247)	(17,470)
Notes receivable	5,590	975
Inventories	(22,295)	(9,102)
Other assets	(1,395)	(2,118)
Accounts payable	7,498	10,670
Accrued expenses	1,667	(4,239)
Accrued postretirement benefits	57	63
Net cash used in operating activities	(167)	(6,558)

Investing activities
Capital expenditures	(5,402)	(5,861)
Purchase of minority interest in Hardinge Taiwan	(9,022)	—
Purchase of U-Sung, net of cash acquired	(6,498)	—
Purchase of intangible assets and goodwill	—	(7,317)
Net cash used in investing activities	(20,922)	(13,178)

Financing activities
(Decrease) increase in short-term notes payable to bank	(1,811)	1,970
Increase in long-term debt	26,461	17,579
Net sales (purchases) of treasury stock	232	(347)
Dividends paid	(1,064)	(265)
Net cash provided by financing activities	23,818	18,937

Effect of exchange rate changes on cash	(366)	249
Net increase (decrease) in cash	2,363	(550)

Cash at beginning of period	4,189	4,739

Cash at end of period	$6,552	$4,189